Exhibit (15)


May 3, 1996


USG Corporation
125 South Franklin Street
Chicago, Illinois  60606


Gentlemen:

We are aware that USG Corporation has incorporated by reference into previously filed Registration Statement Numbers 33-40136 and 33-64217 on Form S-3 and 33-22581, as amended, 33-22930, 33-36303, 33-52573, 33-52715, 33-63554 and 33-65383 on Form S-8 its Form 10-Q for the quarter ended March 31, 1996, which includes our report dated April 29, 1996, covering the unaudited condensed financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, these reports are not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP